Pricing Supplement No. 4                      Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 12, 1996)             Registration No. 333-02895

$200,000,000

CLECO CORPORATION
(formerly known as Central Louisiana Electric Company, Inc.)

Medium-Term Notes Due More Than One Year From Date of Issue

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
Principal Amount......................... 	$50,000,000
Original Issue Date......................	 May 7, 1999
Maturity Date............................	 May 15, 2009
Price (as a % of Principal Amount).......	 100%
Interest Rate............................		6.52% per annum
Agents' Commission/Underwriting
Discount (as a % of Principal Amount)....  .625%
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Including the medium-term notes issued in accordance with this pricing supplement, Cleco Corporation, formerly known as Central Louisiana Electric
Company, Inc., has issued to date $110,000,000 aggregate principal amount of medium-term notes under the prospectus at varying interest rates.

The proceeds from the sale of the notes will be used to refinance
$10,000,000 of 5.90% medium-term notes which were issued on May 19, 1993, and mature on May 19, 1999, and to reduce short-term debt.

Salomon Smith Barney Inc., Banc One Capital Markets, Inc., Merrill Lynch &
Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse
First Boston Corporation, as agents, each purchased severally $12,500,000 aggregate principal amount of the notes offered hereby at a price of 99.375% of the principal amount of the notes.

At Cleco's annual meeting of shareholders to be held on May 14, 1999, a vote will be taken to approve the restructuring of Cleco into a public utility holding company form. Under the proposal Cleco will become a subsidiary of a publicly-traded holding company. The common stock of Cleco will no longer be publicly-traded. The current subsidiaries of Cleco will also become subsidiaries of the holding company, and will no longer be subsidiaries of Cleco. Cleco has filed a Registration Statement on Form S-4 ublic utility holding company proposal and the other matters to be considered at the annual meeting.

SALOMON SMITH BARNEY INC.
       BANC ONE CAPITAL MARKETS, INC.
	              MERRILL LYNCH & CO.
                     		CREDIT SUISSE FIRST BOSTON CORPORATION

The date of this Pricing Supplement is May 4, 1999.

The information filed by Cleco with the SEC as described under the heading
"Available Information" on page 3 of the prospectus is also available on the SEC's web site at http://www.sec.gov.

Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges for Cleco for the periods indicated.

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
                                          1994 	 1995	  1996 	 1997   1998
Ratio of Earnings to Fixed Charges:....	  3.35x  3.49x 	3.70x  3.74x  3.80x

In determining these ratios, we have computed "earnings" by adding income from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest on long-term debt, other interest, amortization of debt expense and a portion of rental expense representative of the interest factor.

Interest Payment Dates ............... Each March 15 and September 15
                                       (commencing September 15, 1999)

Optional Repayment Date ..............	Not Applicable

Initial Redemption Date	.............. Not Applicable

Initial Redemption % .................	Not Applicable

Annual Redemption % Reduction ........	Not Applicable

Limitation Date ......................	Not Applicable

Refunding Rate .......................	Not Applicable

Form .................................	X Book Entry


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